UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2004

GALYAN’S TRADING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation)	000-32911 (Commission File Number)	35-1529720 (I.R.S. Employer Identification Number)

One Galyans Parkway
Plainfield, Indiana 46168
(Address of principal executive office)

(317) 612-2000
(Registrant’s telephone number, including area code)

2437 East Main Street
Plainfield, Indiana 46168
(Former name or former address, if changed since last report)

Item 1. Change in Control of Registrant

On June 21, 2004, Galyan’s Trading Company, Inc., an Indiana corporation (“Galyan’s”) agreed to be acquired by Dick’s Sporting Goods, Inc., a Delaware corporation (“Dick’s”). Galyan’s entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dick’s and Diamondbacks Acquisition Inc., an Indiana corporation and a wholly owned subsidiary of Dick’s (“Purchaser”).

Pursuant to the terms of the Merger Agreement, Purchaser commenced an offer to purchase all of the issued and outstanding shares of the Company’s common stock, no par value per share, (“Common Shares”), at a purchase price of $16.75 per share, upon the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO (as amended or supplemented from time to time) filed by Dick’s and Purchaser with the United States Securities and Exchange Commission (“SEC”) on June 29, 2004 (the “Offer”).

The Offer expired at 12:00 Midnight, New York City time, on July 28, 2004 and, on July 29, 2004, Purchaser announced that it accepted for payment all Common Shares validly tendered into the Offer and not withdrawn. Based on information provided by Computershare Trust Company of New York, the depositary for the Offer (the “Depositary”), 17,894,332 Common Shares, including 1,328,301 shares tendered pursuant to guaranteed delivery procedures, were validly tendered and not withdrawn pursuant to the Offer. Purchaser notified the Depositary that Purchaser accepted for payment all shares validly tendered and not withdrawn. Sources of funding for the purchase of Common Shares was cash on hand of Dick’s and borrowings under a second amended and restated credit agreement executed on July 28, 2004 among Dick’s, certain lenders and General Electric Capital Corporation as agent. The Credit Agreement became effective on July 29, 2004. More information about Dick’s second amended and restated credit agreement can be found in Dick’s Schedule TO, as amended, filed with the Securities and Exchange Commission. Dick’s acquired all Galyan’s shares that remained outstanding following the Offer through a short-form merger under Indiana law, by which its subsidiary merged into Galyan’s. Each share of Galyan’s common stock that remained outstanding after the Offer (except for shares held by the Company or it subsidiary) was converted into the right to receive $16.75 in cash, net to the seller without interest, the same amount of consideration paid for shares tendered in the tender offer. Under applicable law, the merger was not subject to approval of the shareholders of Galyan’s.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALYAN’S TRADING COMPANY, INC.
Date: July 30, 2004	By: /s/ Michael F. Hines
Name: Michael F. Hines Title: Secretary